UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8

                             Registration Statement
                        Under the Securities Act of 1933

                                SportsNuts, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

         Delaware   ................................         87-0561426
(State or Other Jurisdiction of ....................         (I.R.S. Employer
Incorporation or Organization) .....................         Identification No.)

                84020 11585 South State, Suite 102, Draper, Utah
-------------------------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

                      Consulting Agreement with Travis Pera

          SportsNuts, Inc. Amended and Restated 2000 Stock Option Plan
-------------------------------------------------------------------------------
                            (Full Title of the Plan)

       Kenneth I. Denos, 11585 South State, Suite 102, Draper, Utah 84020
-------------------------------------------------------------------------------
                     (Name and Address of Agent For Service)

           (801) 816-2500 (Telephone Number, Including Area Code, of
                               Agent For Service)

                         CALCULATION OF REGISTRATION FEE


                                                        Proposed                Proposed
       Title of                                          Maximum                 Maximum
      Securities                 Amount                 Offering                Aggregate               Amount of
        to be                    to be                    Price                 Offering               Registration
      Registered             Registered(1)            Per Share(2)              Price(3)                  Fee(4)

----------------------  ------------------------ ----------------------- -----------------------  ----------------------
     Common Stock          20,000,000 shares             $0.0085                $170,000                  $21.54




(1) Represents the aggregate number of shares of Common Stock, par value $0.002 per share, issuable pursuant to a consulting agreement and upon the exercise of vested stock options granted under the Registrant's Amended and Restated 2000 Stock Option Plan ("Stock Option Plan"). This Registration Statement also covers such additional securities as may be become issuable to prevent dilution from stock splits, stock dividends, and similar events as provided under the Stock Option Plan.

(2) The maximum offering price per share of the securities is calculated based on Rule 457(c). The maximum offering price is $0.0085 based upon the average of the bid and asked price on October 6, 2004.

(3) The maximum aggregate offering price equals 20,000,000 shares multiplied by the offering price of $0.0085, equaling $170,000.

(4) The amount of the Registration Fee equals $21.54. This amount is arrived at pursuant to the fee schedules set forth in Section 6 of the Securities Act of 1933.

                                      S8-1

                                     PART I


              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

             Note: The document(s) containing the information specified in this
Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement in Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1.      Plan Information.

             (a)      General Plan Information

             The Registrant (sometimes referred to hereinafter as the "Company") and Travis Pera entered into a technology consulting agreement (the "Technology Agreement"), effective July 15, 2004, the nature and purpose of which were to compensate Mr. Pera for services relating to the Company's technology infrastructure and its support. The Technology Agreement originally provided for payment of $25,000 for services rendered pursuant thereto. On October 4, 2004, the Technology Agreement was amended to provide, in lieu of cash, payment of five million (5,000,000) shares of the Company's common stock.

             The SportsNuts, Inc. 2001 Stock Option Plan ("Stock Option Plan") provides for the issuance of up to fifteen million (15,000,000) common stock purchase options to employees, non-employee directors, and other service providers. The Stock Option Plan was originally adopted in 1999 and subsequently amended in 2001 to provide incentives to various personnel assisting the Company. The term of the Stock Option Plan expires in 2008.

             The Company's board of directors is the administrator of the Stock Option Plan and has the authority to amend the Stock Option Plan, but any such amendment will not affect the rights of holders of options already issued under the Stock Option Plan. Kenneth I. Denos is the sole member of the Company's board of directors and is currently serving a term expiring at the next annual meeting of the Company's shareholders or upon his earlier death, incapacitation, removal, or resignation. The Registrant filed a copy of the Stock Option Plan with the Securities and Exchange Commission as an exhibit to its quarterly report on Form 10-QSB on May 15, 2001.

             The Stock Option Plan and the Technology Agreement are sometimes collectively referred to hereinafter as the "Plans," and the participants in the Plans are sometimes referred to hereinafter as the "Participants."

             The Plans are not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

                                      S8-2

             The name, address, and telephone number of the Registrant are as set forth on the facing page of this Registration Statement. Additional information about the Plans may be obtained from the Registrant by any Participant.

             (b)      Securities to be Offered

                      (1) The Registrant intends to issue shares of its Common Stock, par value $0.002 per share, the amounts of which are set forth above in subsection
                              (a) of this Item 1.

                      (2) Description of Securities.

                              (i) Description of Common Stock. Each share of Common Stock is entitled to one vote. The holders of Common Stock are entitled to receive dividends on a pro rata basis if and when declared by the Company's Board of Directors. The Company has never paid a dividend and does not anticipate doing so in the near future. Each share of Common Stock is entitled to share ratably in any assets available for distribution to holders of equity securities upon the liquidation of the Company.

                              (ii) Certain Charter and Bylaw Provisions. Certain provisions of the Company's Certificate of Incorporation ("Certificate") and the Bylaws adopted therefrom may have the effect of preventing, discouraging, or delaying a change in the control of the Company and may maintain the incumbency of the Board of Directors and management. The Certificate and Bylaws provide that the Board of Directors shall have authority to fix the number of directors and to fill vacancies of the Board of Directors as such vacancies occur. The Certificate and Bylaws also provide for the Board of Directors to be classified into three classes of directors serving staggered three-year terms. As a result, one-third of the Board of Directors may be elected each year. Moreover, the Certificate provides that these provisions of the Certificate relating to number, vacancies, and classification of the Board of Directors may only be amended by a vote of at least 662/3% of the shareholders. Finally, the Bylaws provide that special meetings of the stockholders may only be called by the President of the Company or pursuant to a resolution adopted by a majority of the Board of Directors.

             (c)      Employees Who May Participate in the Plans

             All employees, directors, and various other service providers to the Company are eligible to participate in the Stock Option Plan. Travis Pera is the only person eligible for share- based compensation pursuant to the Technology Agreement.


                                      S8-3

             (d) Purchase of Securities Pursuant to the Plans and Payment for Securities
                      Offered

                      (1) The Participants in the Stock Option Plan will be issued options to purchase up to 15,000,000 shares of the Company's common stock at various exercise prices as determined by the Company's board of directors. Travis Pera has received 5,000,000 shares of common stock for his services pursuant to the Technology Agreement.

                      (2) With respect to the Stock Option Plan, during the lifetime of the Participant, options granted under the Stock Option Plan that are qualified under
                              Section 422 of the Internal Revenue Code may be exercised only by the Participant, and shall not be assignable or transferable except by will or the laws of descent and distribution following the Participant's death. Options that are not qualified under Section 422 of the Internal Revenue Code may be assigned or transferred in whole or in part only (i) during the Participant's lifetime if in connection with the Participant's estate plan to one or more members of the Participant's immediate family (spouse and children) or to a trust established exclusively for the benefit of one or more such immediate family members, or (ii) by will or the laws of descent and distribution following the Participant's death. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Company's board of directors may deem appropriate.

                      (3) With respect to the Technology Agreement, the obligation of Mr. Pera is personal and cannot be assigned, but Mr. Pera's interest in the shares received pursuant to the Technology Agreement is assignable.

                      (4) The Participants in the Plans have provided or will continue to provide services to the Registrant and, in the case of the Technology Agreement, such services are provided as payment for the shares issued pursuant thereto.

                      (5) Save the exercise price in connection with the exercise of common stock purchase options under the Stock Option Plan, no contributions are required by any Participant under the Plans.

                      (6) No contributions by the Registrant other than the issuance of shares is applicable.


                                      S8-4

                      (7) Reports to the Participants as to the amount and status of any Participant's account under the Plans will not be made.

                      (8) The shares issuable pursuant to the Plans will be newly issued shares of the Registrant.

             (e)      Resale Restrictions

             There are no resale restrictions on the securities offered.

             (f)      Tax Effects on Plan Participation

             The Plans are not qualified under Section 401(a) of the Internal Revenue Code. Certain options issued under the Stock Option Plan may be qualified under Section 422 of the Internal Revenue Code and subject to the requirements therein, may allow Participants to claim capital gains treatment for the difference between the exercise price of the options and the price received upon disposition of the shares issued in connection with the exercise thereof. With respect to options issued under the Stock Option Plan that are not qualified under Section 422, Participants will recognize ordinary income on the difference between the exercise price and the fair market value of the shares on the date of exercise. With respect to the Technology Agreement, Mr. Pera will recognize ordinary income equal to the aggregate fair market value of the shares issued to him as of the date of issuance.

             (g)      Investment of Funds

             Not applicable.

             (h)      Withdrawal from Plans; Assignment of Contract

                      (1) Withdrawal from Plans- Not applicable.

                      (2) Assignment: The terms governing assignment of Participant interests in the Plans are summarized in Sections (d)(2) and (d)(3) of this Item 1.

             (i)      Forfeitures and Penalties

             Under the Stock Option Plan, a Participant's cessation of service with the Registrant will cause all vested and unvested options to lapse. The Technology Agreement contains confidentiality and non-competition provisions that, if contravened by Mr. Pera, would constitute a breach of contract, the result of which could be money damages and other equitable relief received from the Mr. Pera by the Registrant.

             (j)      Charges and Deductions, and Liens Therefor

             There are no charges or deductions that may be made against any Participant's interest in the Plans.

                                      S8-5

Item 2.      Registration Information and Employee Plan Annual Information.

             Registrant shall provide to the Participant, without charge, upon oral or written request, the documents incorporated by reference in Item 3 of
Part II of this Registration Statement. The Registrant shall also provide to the Participant, without charge, upon oral or written request, all of the documents required to be delivered to the Participant pursuant to Rule 428(b). Any and all such requests shall be directed to the Registrant at the address set forth on the cover page hereof. Its telephone number is (801) 816-2500.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.      Incorporation of Documents by Reference.

             The following documents are hereby incorporated by reference in the Registration Statement:

(a) the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2003, as filed with the SEC; and

(b) all other reports filed with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since December 31, 2003.

             In addition to the above, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of filing of such documents.

             Any statement contained herein or in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.      Description of Securities

             Not Applicable


                                      S8-6

Item 5.      Interests of Named Experts and Counsel

             Kenneth I. Denos serves as Chief Executive Officer, President and General Counsel to the Registrant and currently holds 2,000,000 shares of Common Stock of the Company, and the following Common Stock purchase options:

 Number of Options (Vested/Unvested)                          Exercise Price
 -----------------------------------                          --------------
                 1,000,000/0                                      $0.02
                  6,000,000/2,000,000                             $0.02

Item 6.      Indemnification of Directors and Officers.

Delaware General Corporate Law

             Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") allows a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty except for:(i) any breach of the duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) declaration of unlawful dividends or unlawful stock repurchases or redemptions;
(iv) any transaction from which the director derived an improper benefit; or (v) any act or omission occurring prior to the date any such provision eliminating or limiting such liability became effective.

             Section 145(a) of the DGCL provides that a corporation may indemnify an officer or director who is or is threatened to be made a party to a proceeding (other than an action by or in the right of the corporation) by reason of the fact that such officer or director is or was (i) serving as an officer, director, employee, or agent of the corporation, or (ii) served at the request of such corporation as an officer, director, employee, or agent of another corporation or other enterprise or entity. Such indemnification may only be made if the officer's or director's conduct was in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Section 145(c) of the DGCL provides that a corporation shall indemnify an officer or director for his reasonable expenses in connection with the defense of any proceeding if the officer or director has been successful, on the merits or otherwise. Section 145(e) provides that a corporation may advance expenses to an officer or director who is made a party to a criminal or civil proceeding before a final disposition is made, if the corporation receives an undertaking by or on behalf of such officer or director to repay any amounts advanced if it is determined that such officer or director was not entitled to indemnification. Section 145(j) provides that the indemnification provisions of Section 145 continue for a person who has ceased to be an officer or director, and inures to the benefit of the heirs, executors, and administrators of such person. Section 145(g) provides that a corporation may purchase and maintain insurance on behalf of officers or directors, among others, against liabilities imposed upon them by reason of actions in their capacities as such, and whether or not the corporation would have the power to indemnify them against such liability under
Section 145.



                                      S8-7

Certificate of Incorporation

             Article VII of the Certificate of Incorporation provides that the liability of directors to the Company or its stockholders is eliminated to the fullest extent permitted under the DGCL, as described in the preceding section.

Bylaws

             Article VI, Section 6.1(a) of the Bylaws provides that an officer or director who was or is made party to, or is threatened to be made a party to, or is involved in any proceeding by reason of the fact that he or she is or was an officer or director, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, or as its representative in another enterprise shall be indemnified and held harmless to the fullest extent permitted and subject to the standards of conduct, procedures, and other requirements under Delaware law. Article, VI, Section 6.1(a) further provides that the Company may purchase and maintain insurance on behalf of an officer or director against any liability arising out of their status as such, whether or not the corporation would have the power to indemnify such officer or director.

             Article VI, Section 6.1(b) of the Bylaws provides that the right of an officer or director to indemnification shall continue beyond termination as such an inures to the benefit of the heirs and personal representatives of such officer or director.

             Article VI, Section 6.1(d) of the Bylaws provides that the Company shall, from time to time, reimburse or advance to an officer or director the funds necessary for payment of expenses incurred in connection with defending any proceeding for which he or she is indemnified by the corporation, in advance of the final disposition of such proceeding, provided that, if then required by the DGCL, such advancements may only be paid upon the receipt by the corporation of an undertaking by or on behalf of such officer or director to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the officer or director is not entitled to be indemnified for such expenses.

Item 7.      Exemption from Registration Claimed

             Not Applicable

Item 8.      Exhibits.

             The following documents are filed as exhibits to this Form S-8.

Exhibit Number                Description

             5.1 Opinion of Kenneth I. Denos regarding the legality of the securities being registered hereunder.

             24.1             Consent of Kenneth I. Denos (contained in Exhibit
                              5.1 above).


                                      S8-8

             24.2 Consent of Independent Auditors, Bowhuis, Morrill, and Company, LLC.

             99.1 Technology Consulting Agreement between the Registrant and Travis Pera.

             99.2 SportsNuts, Inc., 2000 Amended and Restated Stock Option Plan.(1)


(1) Filed as an exhibit to the Registrant's quarterly report on Form 10-QSB filed with the Commission on May 15, 2001.


Item 9.      Undertakings.

             (a) The Registrant hereby undertakes to do the following:

                      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to any provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses


                                      S8-9
incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Draper, State of Utah, on October 7, 2004. This Form S-8 has been signed below on behalf of the Company and by the following persons, which include the principal executive officer, principal financial officer, its controller or principal accounting officer, and at least a majority of the board of directors, in the following capacities and on the dates indicated:


                                SPORTSNUTS, INC.



                                By: /s/ KENNETH I. DENOS
                                -----------------------------------------------
                                Kenneth I. Denos
                                Chief Executive Officer
                                (principal executive officer and principal
                                 financial and accounting officer)



  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 7th of October, 2004.


Signature                           Title
/s/ Kenneth I. Denos                Chief Executive Officer, Chairman, and sole
--------------------------------
Kenneth I. Denos                    Director


Index and Description of Exhibits.

Exhibit Number                      Description



                                      S8-10

         5.1 Opinion of Kenneth I. Denos regarding the legality of the securities being registered hereunder.

         24.1 Consent of Kenneth I. Denos (contained in Exhibit 5.1 above).

         24.2 Consent of Independent Auditors, Bowhuis, Morrill, and Company, LLC.

         99.1 Technology Consulting Agreement between the Registrant and Travis Pera.

         99.2              SportsNuts, Inc., 2000 Amended and Restated Stock
                           Option Plan.(1)


(1) Filed as an exhibit to the Registrant's quarterly report on Form 10-QSB filed with the Commission on May 15, 2001.




                                                       S8-11

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